THIS DOCUMENT, DATED MARCH 6, 2002, CONSTITUTES PART OF A
PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933.

THE MANITOWOC COMPANY, INC. DEFERRED COMPENSATION PLAN

As Amended Effective as of March 31, 2002

SUMMARY PLAN INFORMATION

Purpose, Duration And Amendment

The Manitowoc Company, Inc. (the "Company") sponsors The Manitowoc Company, Inc. Deferred Compensation Plan (the "Plan"). The purpose of the Plan is to promote the best interests of the Company and its subsidiaries and affiliates and the stockholders of the Company by (1) attracting and retaining well-qualified persons for service as nonemployee directors of the Company and promoting identity of interest between directors and stockholders of the Company; and (2) attracting and retaining key management employees possessing a strong interest in the successful operation of the Company and its subsidiaries and affiliates (collectively referred to as the "Employer") and encouraging their continued loyalty, service, and counsel to the Employer.

There is no time limit on the Plan's duration. The Board of Directors of the Company (the "Board") may, at any time, amend or terminate the Plan without the consent of the participants or beneficiaries, provided, that no amendment or termination may reduce any account balance accrued on behalf of a participant based on deferrals already made, or divest any participant of rights to which he would have been entitled if the Plan had been terminated immediately prior to the effective date of the amendment. The Board also may cause all accounts to be distributed in the event of Plan termination, provided all participants and beneficiaries are treated in a uniform and nondiscriminatory manner in such event.

In addition, no amendment to the Plan may become effective until stockholder approval is obtained if the amendment (i) except as expressly provided in the Plan, materially increases the aggregate number of shares of Manitowoc Stock that may be allocated in a Plan Year, which is the same as the fiscal year of the Company, (ii) materially increases the benefits accruing to participants under the Plan or (iii) materially modifies the eligibility requirements for participation in the Plan.

Plan Administration

A committee of the Board composed of not less than 2 directors who qualify as "nonemployee directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 administers and interprets the Plan (the "Administrator"). The Company's Human Resources Department supervises preparation of compensation deferral agreements and forms and assists the Administrator in all aspects of Plan administration. The Administrator may be contacted for more information at:

The Manitowoc Company, Inc.
500 South 16th Street
P. O. Box 66
Manitowoc, WI 54221-0066
Attention: Debra J. Casper

Telephone: (920) 683-8131

Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), or its successor. The Plan is to be interpreted so that transactions under the Plan will be exempt from Section 16 of the Exchange Act pursuant to regulations and interpretations issued from time to time by the Securities and Exchange Commission.

Eligibility

All continuing nonemployee directors of the Company and continuing key employees of an Employer remain eligible to participate as of the first day of any subsequent Plan Year, provided their deferral agreements are completed in advance.

All new nonemployee directors of the Company and new key employees of an Employer shall be entitled to participate in the Plan as of the first day of the month following the date of their proper execution of their initial compensation deferral agreements, provided the execution of their compensation deferral agreements is not more than 30 days after their initial eligibility date. Thereafter, such persons are eligible to participate as of the first day of any subsequent Plan Year so long as their deferral agreements are completed in advance.

For this purpose, a key employee is an elected officer of the Company and any other highly compensated employee of an Employer who has compensation in the immediately preceding Plan Year that is equal to or greater than the indexed amount described in Internal Revenue Code Section 414(q)(l)(B) in effect for that Plan Year ($85,000 for 2001; $90,000 effective January 1, 2002, adjusted for cost of living increases in subsequent years). This determination of eligibility is generally made based on pay as of the last day of the immediately preceding Plan Year, but, for newly hired employees who are in their first year of employment, it is made on the basis of their current base rate of pay.

A participant has no further right to defer compensation under the Plan after termination of service to an Employer as a nonemployee director, or after termination of employment in the case of all other participants, or, if earlier, upon receipt of written notice from the Administrator of revocation of an employee's status as a key employee. Such revocations are effective only upon the first day of the Plan Year following the date that the employee is provided such written notice. If a participant terminates service with an Employer and subsequently returns to service, the participant shall be treated as a new employee (or director if applicable) for all Plan purposes.

Deferred Compensation Amounts

A nonemployee director participant may make a deferral election with respect to all or part of the director's compensation, in increments of five percent (5%). A key employee participant may make a deferral election with respect to whole percentages, in increments of one percent (1%), not to exceed forty percent (40%) of regular pay for any Plan Year. There is no maximum deferral percentage applicable to incentive bonuses. However, the maximum amount of compensation of a key employee participant which may be considered for any Plan Year for purposes of determining the Employer contribution described below is limited to twenty-five percent (25%) of total pay for any Plan Year.

Compensation, for Plan purposes, means, for nonemployee director participants, retainer fees paid for service as a Board member and for service on any committee of the Board, including attendance fees and fees for serving as committee chair. Compensation for key employees has the same meaning as under the Company's 401(k) Retirement Plan, without regard to the dollar limits applied to that definition by Internal Revenue Code Section 401(a)(17) ($200,000 effective January 1, 2002, as adjusted for cost of living increases in subsequent years).

Credits to deferred compensation accounts are to be made within a reasonable time (not to exceed 30 days) following the time that the deferred compensation, but for the participant's deferral election, would otherwise have been paid or made available to the participant. The Company will deduct payroll tax amounts and amounts it may be required to withhold on the deferred compensation at the time it is credited to a participant's account under any state, federal, or local law for payroll or other taxes or charges, from the participant's compensation which is not deferred, to the maximum extent possible.

A participant's deferral election remains in effect with respect to all future Plan Years until a modified agreement or revocation is effective. A participant may modify the deferral amount specified in the participant's initial agreement (including reduction or revocation of any deferral election) by completing and executing a modified agreement and submitting it to the Administrator.

A modified deferral agreement will generally be effective with respect to compensation accruing on and after the first day of the Plan Year beginning after the date of the modified agreement. However, a reduction or revocation of a deferral election may be effective on the first day of the month after the election to reduce or revoke is made if the election is made due to hardship. Hardship means an unanticipated event or events beyond the participant's control that would result in severe financial hardship to the participant if the reduction or revocation is not permitted.

If a participant is permitted to reduce or revoke the participant's deferrals on any date other than the first day of a Plan Year, then the participant must forego receiving any Employer contributions under the Plan for the year in which the reduction or revocation occurred.

A participant must designate a beneficiary at the time the participant completes an initial compensation deferral agreement. The participant may at any time modify this beneficiary designation by completing and executing a revised beneficiary designation form and submitting it to the Administrator.

A participant must also provide initial investment directions with respect to the participant's Program B account balance (described below) and must maintain on file with the Administrator separate distribution elections for the participant's account balances in both Program A and Program B.

The accounts of participants in the Plan are immediately vested and nonforfeitable.

Investment Of Deferred Amounts

Effective March 31, 2002, the Plan has two separate investment programs: Program A and Program B.

Program A is deemed to be solely invested in Manitowoc Stock and any dividends paid on shares of Manitowoc Stock deemed to be held under Program A shall be deemed to be reinvested in Manitowoc Stock under Program A, in accordance with rules and procedures established by the Administrator. There are no other investment options in Program A. The funds in Program A cannot be transferred at any time to Program B. All distributions under the Plan from Program A must be made in Manitowoc Stock. Any Manitowoc Stock that may be held in trust pursuant to the Plan in connection with Program A will be owned by a trust that is completely separate from any trust that may hold assets in trust pursuant to the Plan in connection with Program B (described in the next paragraph).

Program B offers a variety of mutual funds as investment options. Manitowoc Stock is not an investment option in Program B. The funds in Program B cannot be transferred at any time to Program A. All distributions from Program B must be made in cash. The assets of Program B that may be held in trust pursuant to the Plan in connection with Program B will be owned by a trust that is completely separate from any trust that may hold assets in trust pursuant to the Plan in connection with Program A (described in the preceding paragraph).

Prior to March 31, 2002, in accordance with Administrator procedures, each participant shall designate the portion of the participant's existing account balance in the Plan is to be credited to Program A (Manitowoc Stock Program) or Program B (Diversified Investment Program) as of the close of March 2002. This designation of existing balances between these two Programs is irrevocable.

In addition, each participant shall regularly advise the Administrator, in accordance with Administrator rules, the portion of any new deferred amounts that is to be credited to Program A (Manitowoc Stock Program) and Program B (Diversified Investment Program). This designation of newly credited amounts between these two Programs is also irrevocable.

In addition, each participant who is a key employee shall also designate the amount of any Employer contributions, made on the key employee's behalf by the Employer, are to be credited to Program A and to Program B.

The Administrator may, in its sole discretion, establish maximum amounts that may be directed to Program A (Manitowoc Stock Program) in accordance with rules applied uniformly to similarly situated participants.

Each participant with funds directed to Program B (Diversified Investment Program) shall also provide investment directions regarding the participant's accounts in that Program.

The Plan's investment options are summarized at the end of this material. Each of the investment options is subject to investment risk. Program A is limited to investment in Manitowoc Stock. This investment is not diversified and may be subject to a higher level and/or different kind of investment risk than the diversified investment options offered in Program B. There can be no assurance that any investment option will achieve its stated objective or that an investment in any option will not result in a loss. The Employer cannot and does not guarantee the value of any accounts or the performance of any of the investment options, and has no obligation to make up any losses suffered by participants.

The Administrator may change the investment characteristics of the Plan, with appropriate advance notice to participants. This includes eliminating or adding investment options, or changing investment managers. Timely notice of any changes will be provided to all investors in any investment option that is affected by Administrator actions.

Any Manitowoc Stock purchased for any Plan purpose may be purchased by the Company or trustee in any manner that the Company or trustee may determine from time to time, including purchases from the Company, in the open market and from private sources.

Subaccounts will be maintained by the Plan recordkeeper for the interest of each participant in the investment options made available under Program B(Diversified Investment Program). Subaccounts under Program B are deemed to be fully invested at all times in the investment option associated with the subaccount. The recordkeeper will separately account for credited amounts as units of the designated investment option having the value attributable to units of the investment option at all times, taking into account reinvestment of all dividends pertaining to the investment, but without adjustment for any income tax consequences attributable to actual Employer ownership of such investments.

A participant will provide, in accordance with Administrator rules, investment directions in connection with the participant's Program B account. Investment directions are generally effective on the first day of the following month in which they are provided to the Administrator in accordance with Administrator rules. Participants (or beneficiaries upon the death of the participant) generally may transfer funds from one Program B subaccount to another subaccount in Program B. A minimum transfer percentage may be set by the Administrator.

Certain additional rules apply to persons who also are subject to Section 16 of the Exchange Act (generally referred to as "insiders"). Shares of Manitowoc deemed to be held for an insider may be "withheld" from an insider's distributions from Program A to satisfy federal withholding tax requirements. If the distribution from Program A is in connection with death, disability, retirement, or termination of employment, the withholding election must be approved in advance by the Administrator. If the distribution from Program A is for any other reason, the withholding election must be made at least 6 months after the most recent election directing the deposit of funds into Program A (Manitowoc Stock Program) of the Plan or into a Manitowoc Stock fund under any other plan of the Company, including the 401(k) Retirement Plan.

Amounts equal to participant and Employer contributions to the Plan may, at the election of the Employer, be transferred to one or more trust funds established by the Company to assist it in meeting the obligations created under the Plan. Under no circumstances will the same trust be used in connection with Program A and Program B, effective on and after March 31, 2002.

The type of trust that would be used limits the ability of the Company to use the monies deposited in the trust. The trust holds and distributes the money according to the Plan document. The funds in the trusts are, however, always subject to the claims of the general creditors of the Company if a forced liquidation or bankruptcy occurs. This is a different type of trust than the trust used for the Company's 401(k) Retirement Plan, which is not subject to such claims.

In short, this means that participants are not guaranteed the return of their deferrals. This risk is necessary to avoid the IRS claiming constructive receipt resulting in current taxation to the participant of the amount of the participant's deferrals or any Employer contributions provided under the Plan. This "credit risk" is a result of the Plan not being a tax-qualified plan. Nonqualified status is what allows the Plan to allow deferrals that exceed the limits applicable to qualified plans.

Associated Trust Company, N. A., Manitowoc, is the trustee for the Plan's trusts. Associated Trust Company also is the current trustee for the 401(k) Retirement Plan.

Distributions

Separate distribution elections may be made by a participant for the participant's account in Program A and Program B. If a participant has just one distribution election under the Plan it will be applied to the participant's accounts in both Program A and Program B. Maintaining current distribution elections on file with the Administrator is the sole responsibility of the participant. An insider's change of any distribution election initially filed a the commencement of participation, and any changes made thereafter, must specifically be approved by the Administrator in advance of their going into effect.

Each distribution election must designate in advance the distribution date applicable to the participant's account governed by the election, and whether distributions are to be made in a lump sum, in installments, or in a combination thereof. Initial distribution elections are to be made at the time the participant completes the participant's initial compensation deferral agreement.

A participant may designate as a distribution date the first day of the calendar month following the date of the participant's death; the first day of the calendar month following the date of the participant's disability (as defined in the Plan); the first day of the calendar month following the date of termination of the participant's service as a member of the Board if the participant is a nonemployee director; or, if the participant is an employee of an Employer, the first day of the calendar month following the date of termination of the participant's employment with the Employer; the first day of any calendar month specified by the participant; or the earliest to occur of these dates.

A participant shall direct whether distributions from the account are to be made in a lump sum, in no more than 180 monthly, 60 quarterly, or 15 annual installments. Each installment is determined by dividing the account, or subaccount, balance by the number of remaining payments.

All distributions from the Manitowoc Stock subaccount shall be made in shares of Manitowoc Stock, except that fractional shares may be paid in cash. All distributions from other investment funds will be made in cash. Any brokerage commissions or transaction fees applicable to the sale of shares of Manitowoc Stock distributed from the Plan are the responsibility of the recipient of the distribution.

A participant may generally modify an election of a distribution date and form of distribution by completing and executing a modified distribution election form and filing it with the Administrator. Modified distribution elections must be filed with the Administrator not less than 12 months before the modification can be permitted to be effective. Modifications by insiders must be approved in advance by the Administrator.

Special rules permit, with approval of the Board, extraordinary distributions of part or all of a participant's account due to hardship, defined as an unanticipated event beyond the control of the participant that would result in severe financial hardship to the participant unless the extraordinary distribution is permitted.

The Administrator may adopt any additional rules and modify existing rules and procedures, as necessary, to assure compliance with the insider trading liability rules under Section 16 of the Exchange Act, as in effect from time to time.

Employer Contributions

The Employer shall credit to the accounts of key employee participants an Employer contribution equal to the key employee's deferred amount for a Plan Year (not in excess of 25% of pay) multiplied by the rate, determined as a percentage of eligible compensation, of fixed and variable profit sharing contributions plus one percent (1%), that the participant has received from the Employer for the Plan Year under the 401(k) Retirement Plan.

The Employer contribution shall be credited to the account of the eligible participant (in Program A or Program B, as elected by the participant) within a reasonable time (not to exceed thirty (30) days) following the time the Employer deposits its contributions to the 401(k) Retirement Plan.

Tax Effects Of Plan Participation

The Plan is intended to be a nonqualified plan of deferred compensation for a select group of management or highly compensated employees. Compensation that is deferred under the Plan, and the earnings deemed to accrue on deferred amounts, are not included in adjusted gross income of participants or beneficiaries until distributions are made pursuant to the Plan. Distributions under the Plan will be taxable as ordinary income in the year of payment and will be considered to be "wages" subject to withholding when actually or constructively received by an employee. Payments made to a beneficiary in the event of the death of a participant are "income in respect of a decedent" and taxed as they would have been to the employee.

Generally, the amounts deferred under a nonqualified deferred compensation plan of an employer covered by FICA (Federal Insurance Contributions Act) are "wages" subject to social security taxes at the later of when the services are performed or when the employee's right to such amounts are no longer subject to a substantial risk of forfeiture. Participants are fully vested in their deferred compensation accounts, immediately, under the Plan, so that certain payroll taxes may be due in the year of deferral as to a portion of the compensation being deferred.

Nonemployee directors who defer receipt of their fees for services performed must include such fees in net earnings for self-employment tax purposes when the deferred fees are actually or constructively received.

The Plan is not qualified under Section 401(a) of the Internal Revenue Code. Plan distributions may not be "rolled over" to successor plans on a tax-deferred basis and there are no special income averaging or lump sum distribution rules applicable.

The Employer will receive a tax deduction in the amount of compensation paid as benefits under the Plan, in the year in which the amounts are taken into income by the recipient of the payment.

Statements Of Account

The Administrator will provide to each participant, not less than semiannually, a statement with respect to each of the participant's accounts in such form as the Administrator shall determine to be appropriate, setting forth credited amounts added during the reporting period, any units of each Program B investment option attributable to each subaccount and their current value, amounts distributed from each account since the last report, the current balance to the credit of such participant in each account, and other appropriate information.

Expenses

The expenses incurred by Employers in the administration of the Plan and by the Administrator in the performance of its duties, shall be paid by the Employers.

Assignment Of Interest

Participants shall have no rights as a stockholder pertaining to Manitowoc Stock units credited to their Program A accounts. No Manitowoc Stock unit nor any right or interest of a participant under the Plan in any Manitowoc Stock unit, or any other right of a participant under the Plan, may be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a participant under the Plan are exercisable during the participant's lifetime only by the participant or the participant's guardian or legal representative.

Unfunded Plan

The right of the participant or the participant's beneficiary to receive a distribution from the Plan shall be an unsecured claim against the general assets of the Employer, and neither the participant nor any beneficiary shall have any rights in or against any amount credited to his account or any other specific assets of the Employer.

This Plan is unfunded and is maintained by the Employers primarily for the purpose of providing deferred compensation for nonemployee directors of the Company and a select group of management and highly compensated employees. Nothing contained in the Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Employers and any participant or beneficiary, or any other person.

ERISA Statement

The Plan is a "top-hat" deferred compensation plan, subject only to part 1 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). It is required to comply only with ERISA's requirements regarding reports to the Department of Labor.

Resale Restrictions

Any shares of Manitowoc Stock distributed to participants under the Plan shall be subject to such stock transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Company, any stock exchange upon which Manitowoc Stock is then listed and any applicable Federal, state or foreign securities law, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

SEC Disclosures

The Registration Statement of which this Prospectus constitutes a part became effective on June 30, 1993. Pursuant to this Registration Statement, 25,000 shares of The Manitowoc Company, Inc. common stock and an indeterminate amount of interests in the Plan were registered. A subsequent Registration Statement, dated September 11, 1996, registered an additional 150,000 shares of Manitowoc Stock and an indeterminate amount of Plan interests. Shares of Manitowoc Stock may be acquired pursuant to participant and Company deferrals under the Plan. The total amount of Plan interests which have been registered include all participant and Company contributions which may be invested in Manitowoc Stock.

Listing

The Manitowoc Company, Inc. common stock is currently authorized for trading on the New York Stock Exchange.

Availability Of Additional Documents

The Company will provide without charge, upon written or oral request by any person to whom this Prospectus is delivered, copies of the documents incorporated by reference in Item 3 of Part II of Form S-8 Registration Statements No. 333-11719 and 33-65316 of which this Prospectus constitutes a part. Such documents are hereby incorporated by reference into this Prospectus. The Company will also provide without charge, upon written or oral request by any person to whom this Prospectus is delivered, copies of all other documents required to be delivered pursuant to Rule 428(b) of Regulation C under the Securities Act of 1933. Such requests should be directed to:

The Manitowoc Company, Inc.
500 South 16th Street
P. O. Box 66
Manitowoc, WI 54221-0066

Attention: Debra J. Casper

Telephone: 920-684-8131

In addition, the Securities and Exchange Commission maintains a web site that contains reports, proxies, and information statements and other information regarding registrants that file electronically with Commission. The web site address is http://www.sec.gov.

PROGRAM A INVESTMENT INFORMATION

The Manitowoc Company, Inc. common stock, $.O1 par value, (Manitowoc Stock) is the only designated investment for accounts under Program A of the Plan. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split, or other change in corporate structure affecting Manitowoc Stock, appropriate adjustments will be made to the units credited to this subaccount. Plan recordkeeping pertaining to Manitowoc Stock shall be based on the fair market value of Manitowoc Stock. Fair market value on any given date is defined for Plan purposes as the value determined by the Administrator, at which shares were traded on that date in representative trades reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on The New York Stock Exchange on such date or, if no Manitowoc Stock is traded on such date, the most recent date on which Manitowoc Stock was traded.

The price of Manitowoc Stock can fluctuate on a day-to-day or month-to-month basis. This investment is best for individuals who invest for the long-term and can tolerate short-term volatility. The choice to invest in Manitowoc Stock limits the investment to one company and is more risky than a diversified portfolio of many companies.

The following table shows the annualized rates of return on Manitowoc Stock during the calendar years 1999, 2000, and 2001:

Investment Fund	2001 Annualized Rate of Return	1999 Annualized Rate of Return	19981 Annualized Rate of Return
Manitowoc Stock	8.1%	-13.6%	16.5%

PROGRAM B INVESTMENT INFORMATION

Money Market Fund (Goldman Sachs Financial Prime Square Obligations Fund-Institutional Shares) is managed by Goldman Sachs. It is designed to maximize current income, preserve capital, and maintain liquidity. It invests primarily in securities issued by the U. S. Government, its agencies or instrumentalities, and other high quality U. S. money market securities.

Bond Fund (Firstar Bond IMMDEX (Institutional)) is managed by Firstar Investment Management and Research Company. Its objective is to add value to the Lehman Brothers Government/Corporate Bond Index. It invests in fixed income securities, including corporate bonds, U. S. government securities, and mortgage-related securities, and money market instruments.

Balanced Fund (The Vanguard Asset Allocation Fund) is managed by The Vanguard Group. Its objective is to use quantitative techniques to take advantage of imbalances between stocks, bonds, and cash. The stock portion of the fund is invested in all of the S & P 500 Index stocks and the bond portion invests only in U. S. Treasury Bonds.

S & P 500 Index Fund (Vanguard Index 500) is managed by The Vanguard Group. Its objective is to hold in the fund the same relative weighting of stocks that make up the S & P 500 Index and to achieve the same performance as the S & P 500 Index. The S & P 500 Index is made up of the 500 largest publicly traded stocks from the industrial, utility, financial, and transportation sectors of the U. s. economy.

Equity Fund (Nicholas Fund) is managed by Nicholas Funds. Its objective is the growth of capital achieved through investing in medium sized companies. It invests in common stocks issued primarily by mid- and large-cap companies.

Small Cap Stock Fund (Berger Small Cap Value Fund Institutional) is managed by Berger Associates. It seeks capital appreciation through an investment process that focuses on smaller companies believed to be undervalued and undiscovered by the broader investment community. It invests in companies selected from a universe of approximately 3,500 companies after applying numerous value screens and ranking the companies based upon financial strength and their ability to rebound from current levels.

Mid Cap Growth Stock Fund (Morgan Stanley Mid Cap Growth Institutional) is managed by Morgan Stanley. It seeks capital appreciation through an investment process that focuses on smaller to mid-sized companies believed to have sustainable growth that exceeds market expectations. It invests in companies with a market capitalization between $500 million and $5 billion.

International Stock Fund (Marshall International Stock Fund) is managed by BPI Global Asset Management, LLC. Its objective is capital appreciation through investments in common stocks of companies located outside the U. S. It seeks to invest in quality companies with attractive returns on equity, shareholder oriented management, and a strong capital structure.

The following table shows the annualized rates of return on each of the Program B investment options during the calendar years 1999, 2000, and 2001:

Investment Fund	2001 Annualized Rate of Return	2000 Annualized Rate of Return	1999 Annualized Rate of Return
Money Market Fund	4.0%	6.4%	5.1%
Bond Fund	6.8%	11.8%	-1.4%
Balanced Fund	-5.3%	4.9%	5.2%
S & P 500 Index Fund	-12.0%	-9.1%	21.1%
Equity Fund	-11.0%	-1.5%	1.7%
Small Cap Stock Fund	20.4%	27.2%	14.7%
Mid Cap Growth Stock Fund	-29.8%	-7.4%	68.2%
International Stock Fund	-22.9%	-16.8%	56.0%